Exhibit 3.5

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF SUNRISE U.S.A. INCORPORATED

The Articles of Incorporation of the Corporation shall be amended as follows:

A.      Article I is amended to read as follows:

The name of the corporation is Hybrid Dynamics Corporation

B.       Article IV is deleted in its entirety and amended to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting of 99,000,000 shares of Common Stock having a par value of $0.00015 per share and 1,000,000 shares of Preferred Stock having a par value of $0.0001 per share.

The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

A.        The number of shares constituting that series and the distinctive designation of that series;

B.         The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

C.        Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D.        Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E.        Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

F.        Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

G.        The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H.        Any other relative rights, preferences and limitations of that series.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has hereunto set his hands this 25th day of October 2006.

/s/ PAUL R. RESSLER
Name:   Paul R. Ressler
Title:      President